Exhibit 10.4g

Contracted Circulation Agreement For Fruits-bearing Land

Party A: Jiang Yonghua (ID No. 620123196701113713)
Party B: Xiamen Xinyixiang Catering Distribution Co., Ltd

Through friendly consultation, Party A and Party B have reached this Contract under the terms and conditions set forth as follows:

1. Area and Location of the Contracted Fruit-bearing Forest

Party A shall subcontract the fruit-bearing land, situated at Jiangjiaying Village Dingyuan Township Yuzhong County with an area of 138.64 mu (hereinafter referred to as “the land for this project”), to Party B, which shall be used by Party B as the base for cultivating fruits for exporting to abroad and high-quality fruit species. The ownership of the contracted land belongs to the collective and Party B shall only have the right of using this land hereto and shall not carry out any activities of buying and selling, leasing, desolating this land or using it as house sites.

2. Term

The term of this Contract shall be ten years from October 1st, 2009 to September 30th, 2019 (up to the time when all the fruits have been collected in the year).

3. Contract Fee and Payment

During the land contract period, the contract fee shall be 3000RMB/mu per year with a total amount of RMB four million one hundred and fifty-nine thousand two hundred (￥4,159,200), which shall be paid in three installments. Party B shall pre-pay the rental for three years amounted to RMB one million two hundred and forty-seven thousand seven hundred and sixty (￥1,247,760) on the 10th day from the date of signing this Contract; and pay the rental for another three years totaled RMB one million two hundred and forty-seven thousand seven hundred and sixty (￥1,247,760) prior to the October 1st, 2012 as well as the rental for the last four years added up to RMB one million six hundred and sixty-three thousand six hundred and eighty (￥1,663,680) before the October 1st, 2015. In the event that Party B fails to pay the abovementioned amount on time, it shall bear the interest arising on the overdue amount which equals to that of the bank over the same period.

4. Party A’s Rights and Obligations

1). Party A shall guarantee that it has the right to sign this Contract and is entitled to subcontract the mentioned land to Party B for cultivation under this Contract.

2). During the term of this Contract, upon Party B’s requirements in respect of cultivation, Party A shall accept Party B’s entrustment to manage the land for this project (including, but not limited to, cutting the branches, applying fertilizer, watering, applying pesticide, thinning the fruits, collecting, packaging, killing insects etc, with the incurred expenses borne by Party B). Party A shall actively assist Party B in solving problems concerning the management of cultivation during the period of this Contract.

3). During the contract period, Party A shall provide sound cultivation environment and conditions for Party B on the basis of existing infrastructure, such as facilitate the use of electricity and water; coordinate various disputes which may arise from the implementation of this Contract; crack down on stealing, activities of destruction which are unfavorable to carrying out this project so as to guarantee smooth cultivation on the contracted land.

4). During the contracted cultivation period, in case of any activity of stealing or intentional destruction arising, Party A shall actively cooperate with Party B in carrying out investigation and relevant losses shall be double compensated by the one who has caused the losses hereof.

5. Party B’s Rights and Obligations

1). Party B shall pay the contracted fee on time in accordance with agreed installments.

2). Party B shall be entitled to entrust Party A to carry out the abovementioned management activities on cultivation on the land for this project with the production cost associated with the contracted land borne by Party B.

3). In the event that Party B has no intention to extend this Contract upon its expiration, it shall inform Party A one to three months in advance and Party A shall take back the land unconditionally.

4). Party B shall have the right to assign its right and obligations under this Contract to the third party provided that it has notified Party A.

6. Default Liabilities

During the contract period, the defaulted Party shall be solely responsible for economic losses suffered by the other party due to the default activities.

7. Dispute Resolution

In case of any dispute arising out of or in connection with the performance of this Contract, it shall be submitted to Xiamen Arbitration Commission for arbitration.

8. Other Terms and Conditions

1). This Contract shall come into effect on the date when it’s signed (sealed) by both parties and relevant procedures on handing over the land have been handled by the parties hereof.

2). This Contract is made in two copies and both parties shall hold one copy each.

3) The address of Party A is No. 217 Jiangjiaying Village Dingyuan Township Yuzhong County Gansu Province; the address of Party B is the Canteen, west of 1/F, Block C4, No. 18 Xianghong Road, Xiamen Torchlight (Xiang’an) Industrial Zone. In the event that any party changes its address, it shall notify the other party of this change in written, otherwise, it shall take the responsibility of the legal consequences hereof.

4). The principle shall be ‘Who invests shall have the ownership’.

Party A: /s/ Jiang Yonghua
ID No.: 620123196701113713

Party B (stamped and sealed): Xiamen Xinyixiang Catering Distribution Co., Ltd
Representative: /s/ Li Hong

Place of Signature: Dingyuan Township, Yuzhong County
Date of Signature: June 13th, 2009